GAIN Capital Announces Monthly Metrics for January 2017

Bedminster, New Jersey (February 10, 2017) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of January 2017.

Retail Segment Metrics

•	OTC average daily volume[1] of $9.5 billion, an increase of 11.0% from December 2016 and a decrease of 40.1% from January 2016.

•	OTC trading volume[1] of $210.0 billion, an increase of 11.0% from December 2016 and a decrease of 34.1% from January 2016[2].

•	Active OTC accounts[2] of 127,166, a decrease of 1.4% from December 2016 and 11.5% from January 2016.

Institutional Segment Metrics

•	ECN average daily volume[1] of $12.1 billion, an increase of 31.7% from December 2016 and 28.4% from January 2016.

•	ECN volume[1] of $266.2 billion, an increase of 31.7% from December 2016 and 41.3% from January 2016.

•	Swap Dealer average daily volume[1] of $4.4 billion, an increase of 38.0% from December 2016 and 50.6% from January 2016.

•	Swap Dealer volume[1] of $96.6 billion, an increase of 38.0% from December 2016 and 65.6% from January 2016.

Futures Segment Metrics

•	Futures average daily contracts of 32,190, an increase of 23.0% from December 2016 and a decrease of 24.7% from January 2016.

•	Futures contracts of 643,797, an increase of 17.2% from December 2016 and a decrease of 20.7% from January 2016.

•	Active futures accounts[2] of 8,303, a decrease of 0.8% from December 2016 and 0.3% from January 2016.

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1 US dollar equivalent of notional amounts traded.
2Accounts that executed a transaction during the last 12 months.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com